BY-LAWS OF

COMUNICACIONES CELULARES DE OCCIDENTE, S.A. DE C.V

CHAPTER I

ARTICLE FIRST. The Company’s name is COMUNICACIONES CELULARES DE OCCIDENTE, which will be followed by the words “Sociedad Anónima de Capital Variable” [“variable capital stock company”] or by the abbreviation thereof, S.A. DE C.V.

ARTICLE SECOND.- The Company’s purpose is:

1. The installation, operation and commercial exploitation of mobile cellular radiotelephony public service pursuant with the license, permit or concession eventually granted by the Ministry of Communications and Transports;

2. To render, install, operate and exploit any other public service that may be concessioned or authorized by the Federal Government;

3. The purchase, sell, importation, exportation, distribution, installation and any other kind of negotiation related with parts, pieces or components of radio equipment, communications, telephones, phones, telex, telefax, antenna, satellite dishes, mobile phones and others dedicated to transmission of signals;

4. To carry in general all kinds of activities related with the industry of telecommunications, including the acquisition by any legal title the management, operation and maintenance of telecommunications nets for signal transmissions of information, voice or video, the rendering of services of signal transmission of information, voice, or video by any means, to supply with equipment to be used in the installation to users; to render added value services and the marketing of the mentioned assets and wholesale or retail services;

5. To plan, organize, manage or participate in the capital stock, financing and managing of Mexican or foreign business organizations, civil partnerships or associations of any kind;

6. To obtain, under any legal, title all kinds of loans, credits, funds and all of such other resources as may be necessary to pursue its corporate purpose such as but not limited to the issuance of bonds, mortgage certificates, mortgage or unsecured obligations and commercial paper with the participation of the institutions or authorities permitted by the applicable laws; and to grant, under any legal title, all kinds of loans, credits, financing, guaranties and all of such other resources as may be necessary, with or without a specific guaranty, for any companies or partnerships in which it may have an equity or ownership interest, as well as the Company’s holding companies and affiliates, this mean those companies which are controlled by the same person that controls the Company;

7. To issue, draw, endorse, accept, subscribe as grantor, discount, acquire, assign, dispose of and generally trade with all kinds of credit instruments and chattel paper, such as but not limited to, shares of stock, debentures, partnership interests or equity interests in other companies or businesses;

8. To obtain, acquire, register, trade with and grant the use and enjoyment of all kinds of patents, trademarks and trade names, franchises, inventions, processes, options and copyrights; to produce and use works subject to protection by copyrights and neighboring rights, and to acquire title to any rights to such works and to take any legal action in connection with the same, both in the United Mexican States and abroad;

9. To provide all kinds of technical, administrative, supervision, organization, marketing, research, development, engineering, human resource, legal, public relations and generally any type of services or advice related to the industrial, commercial or service activities of companies, enterprises [and] partnerships, whether in the United Mexican States or abroad, and to receive such services;

10. To acquire, hold, import, export, dispose of, build, lease, buy, sell, encumber, mortgage, trade with, accept and grant the use and enjoyment, under any title permitted by law, of movable and real property and real and personal rights, that may be necessary or advisable for its corporate purpose or for the operations of the business or civil companies in which the Company may have an interest, as well as the Company’s holding companies and affiliates, this means any companies which are controlled by the same person that controls the Company;

11. To carry out all kind of acts of such actions and enter into any civil or commercial contracts, agreements and transactions, and to take all of such action as may be necessary to pursue its corporate purposes; and

12. To carry out all of such other acts of trade as a Mexican business company can lawfully carry out.

TERM

ARTICLE THIRD. The Company’s term is perpetual.

DOMICILE

ARTICLE FOURTH. The Company’s domicile is the City of Mexico, Federal District, but the Company may set up branches, agencies or offices and stipulate domiciles for contract purposes elsewhere in the United Mexican States or abroad.

NATIONALITY

ARTICLE FIFTH. This is a Mexican Company and will be governed by the applicable laws of the United Mexican States. Any present or future Company stockholders agree with the Ministry of Foreign Affairs [Secretaría de

Relaciones Exteriores] to be regarded as Mexican nationals in connection with the Company’s shares of stock that they acquire or that they own and not to call upon the protection of their governments for anything related to such shares of stock, under the penalty, in the event of breaching their agreement, of forfeiting any shares of stock that they may have acquired to the benefit of the United Mexican States.

CHAPTER II

CAPITAL STOCK AND SHARES

ARTICLE SIXTH. The capital stock is variable. The minimum fixed capital stock without the right to be retired aggregates Ps.5,000,000.00, which is represented by 5,000,000 common registered no-par shares. The variable portion of the capital stock is unlimited and will be represented by shares with the features determined by the General Stockholders’ Meeting that approves their issue.

The shares will be common, full-voting shares, which may be subscribed to by any Mexican or foreign natural or legal person, provided that the legal foreign investment provisions regarding the percentage of foreign investment participation in the Company’s capital stock are complied with.

The shares may be divided into subseries, if any, as determined by the General Stockholders’ Meeting that approves their issue.

PROVISIONAL AND PERMANENT STOCK CERTIFICATES

ARTICLE SEVENTH. The shares will be indivisible and, except for the limitations set and rights granted by these By-Laws, will confer the same rights and set the same obligations upon their holders.

The outstanding shares are entitled to participate equally in the payment of dividends or any other distribution, including any distribution made due to the Company’s liquidation.

The shares will be represented by provisional or permanent stock certificates, issued for one or more shares. As long as the permanent stock certificates are not issued, provisional stock certificates may be issued.

The provisional and permanent stock certificates may be issued for one or more shares and will be signed by two members of the Company’s Board of Directors, whose signatures may be facsimile pursuant to Article 125, Section VIII, of the General Business Company Act [Ley General de Sociedades Mercantiles], and will bear printed Article Fifth of these By-Laws.

In the event of loss, destruction or theft of stock certificates, the holder may request their replacement pursuant to the provisions of the General Credit Instruments and Transactions Act [Ley General de Títulos y Operaciones de Crédito]. Any replacement-related expenses will be borne by the holder that requests the replacement.

STOCK TRANSFER BOOK

ARTICLE EIGHTH. The Company will carry a stock transfer book on which any subscription, acquisition or transfer of the Company’s shares of stock will be entered, with an indication of the prior subscriber, buyer or owner and of the new stockholder.

CAPITAL STOCK INCREASES

ARTICLE NINTH. The Company’s minimum fixed capital stock may be increased only pursuant to a resolution of a General Extraordinary Stockholders’ Meeting.

Any other variable capital stock increase may be effected pursuant to a resolution of a General Ordinary Stockholders’ Meeting, the minutes of which must be notarized but need not be recorded in the Register of Deeds.

No capital stock increase may be approved if any shares issued before have not been fully subscribed to and paid for.

Any capital stock increases may be effected by capitalizing the net worth accounts, pursuant to Article 116 of the General Business Company Act, or pursuant to contributions in cash or in kind.

In any capital stock increases carried out by capitalizing net worth accounts, all of the shareholders shall be entitled to their proportional share in such accounts, according to their respective equity holdings.

In any capital stock increases, the Company’s stockholders will have the right of first refusal to subscribe to any new shares that are issued, in proportion to the number of shares that they hold at the time of the increase.

The stockholders must exercise their right of first refusal within the deadline and pursuant to the conditions set for that purpose by the Stockholders’ Meeting that approves the capital stock increase. The deadline may not be less than fifteen nor more than thirty days and will be computed from the date on which the capital stock increase notice is published on the Official Gazette of the Federation [Diario Oficial de la Federación] or from the date on which the Stockholders’ Meeting was held, if all of the shares of stock were represented thereat.

If after the expiration of the deadline within which the stockholders should exercise the right of first refusal some shares remain unsubscribed, they may be kept as treasury stock for later placement in the manner and the terms determined by General Stockholders’ Meetings or a Board of Directors’ Meeting upon delegation by the General

Stockholders’ Meeting, but always in terms that are not less favorable than the terms at which they might have been offered to the Company’s stockholders.

All capital stock increases must be entered on the Registry Book of Capital Stock Variations [Libro de Variaciones de Capital] carried by the Company for such purpose.

CAPITAL STOCK REDUCTIONS

ARTICLE TENTH. The Company’s minimum fixed capital stock may be reduced only pursuant to a resolution passed by a General Extraordinary Stockholders’ Meeting.

Other than as provided in the next paragraph or whenever the stockholders exercise their right of retirement, variable capital stock reductions may be effected pursuant to a resolution passed at a General Ordinary Stockholders’ Meeting whose minutes must be notarized but need not be recorded in the Register of Deeds.

Any capital stock reduction due to losses or reimbursements, in this last case only when the reinvestment is due to a retirement of shares, will be effected proportionately among all of the outstanding shares.

Any capital stock reduction must be entered on the Registry Book of Capital Stock Variations that the Company will carry for that purpose.

CHAPTER III

MANAGEMENT

ARTICLE ELEVENTH. The Company’s management will be entrusted to a Board of Directors made up by a minimum of 5 members and a maximum of 20 members, who will be appointed by a General Ordinary Stockholders’ Meeting.

The members of the Board of Directors will hold office for one year and may be reelected, but in any event they will hold office until their successors have taken office.

All of the members of the Board of Directors will have the following duties and abide by the following principles: (i) they will report to the Chairman and Secretary of the Board of Directors any situation that may generate a conflict of interests and must abstain from participating in the corresponding deliberation; (ii) they must use the Company’s assets or services only to pursue the corporate purpose and define clear policies when such assets are used as an exception to handle personal matters; (iii) they must devote the necessary time and attention to their duties and attend at least 75% of the meetings to which they are called (this applies only to proprietary directors); (iv) they must keep in absolute confidentiality all of such information as might affect the Company’s operation and any deliberations that take place in the Board; (v) the proprietary directors and their respective deputies, if any, must keep each other informed of any issues addressed at the Board of Directors’ meetings that they attend; and (vi) they must provide support to the Board of Directors with opinions, recommendations and guidelines deriving from an analysis of the Company’s performance, in order for any decisions made by the Board of Directors to be duly based on professional opinions issued by qualified personnel having a broader and independent sense of the Company’s operations.

ARTICLE TWELFTH. The Board of Directors is the Company’s legal representative and, therefore, will have the following authority and duties:

1. A power of attorney for lawsuits and collections, with all of the general authority and such special authority as may call for a special clause pursuant to Law, without limitation, pursuant to the first paragraph of Article 2554 of the Civil Code for the Federal District and Article 2554 of the Federal Civil Code, as well as the corresponding Article of the Civil Code for each State of the United Mexican States; therefore, the Board of Directors will have the following authority by way of illustration and not by way of limitation: to withdraw from any actions filed by it, even from amparos [proceedings seeking protection under constitutional grounds]; to make settlements, submit to arbitration, answer and propound interrogatories; to make assignments of property; to challenge judges; to receive payments; and to take any action expressly determined by law, such as to represent the Company before judicial, administrative, penal, civil or other authorities, with the authority to file criminal charges and complaints, to grant pardons, to participate as aggrieved party [parte ofendida] or assistant to the District Attorney [Ministerio Público] in any criminal proceedings, before labor authorities and courts and before the Ministry of Foreign Affairs in order to enter into agreements with the Federal Government, pursuant to Article 27, Sections I and IV, of the Constitution, its Organic Law and any Regulations issued thereunder.

2. A power of attorney for acts of administration, pursuant to the second paragraph of Article 2554 of the Civil Code for the Federal District and Article 2554 of the Federal Civil Code and the corresponding article of the Civil Code for each State of the United Mexican States, with the authority to freely appoint and remove the Chief Executive Officer and the General or Special Managers and the other officers, attorneys in fact, agents and employees of the Company, and to set their authority, duties, employment conditions, pay and performance bonds that they must post.

3. A power of attorney for acts of ownership pursuant to the third paragraph of Article 2554 of the Civil Code for the Federal District and Article 2554 of the Federal Civil Code and the corresponding article of the Civil Code for each State of the United Mexican States.

4. A power of attorney to issue, subscribe, endorse as security and otherwise negotiate with all kinds of credit instruments in the name of the Company, pursuant to Article 9 of the General Credit Instruments and Transactions Act, and to appoint persons authorized to carry out such acts.

5. A power of attorney to open and cancel bank accounts in the Company’s name and to make deposits to and withdraw from such accounts and to authorize and appoint persons to draw against such accounts.

6. The exclusive authority to decide, by a unanimous resolution of all of the members of the Company’s Board of Directors, how the voting rights of any and all of the shares or partnership interests held by the Company and issued by any civil or commercial company will be exercised at general or special, ordinary or extraordinary partners’ meetings, on the understanding that whenever the Company’s Board of Directors fails to exercise this authority, such authority will be exercised by a General Extraordinary Stockholders’ Meeting of the Company.

7. The authority to decide, pursuant to a unanimous resolution of all of the members of the Company’s Board of Directors, to enter into, amend, terminate, novate, extinguish, cancel, rescind, ratify and confirm each and all of the commercial, civil or any other type of contracts or contracts or agreements to which the Company may be a party, pursuant to which the Company receives asset management or handling services. Likewise, and as concerns the Company’s subsidiaries, the termination of each and all of the commercial, civil or any other type of contracts or agreements to which any Company subsidiary may be a party, pursuant to which any Company subsidiary receives asset management or handling services of any kind, must be decided and expressly approved by a unanimous resolution of all of the members of the Company’s Board of Directors, on the understanding that whenever the Company’s Board of Directors fails to exercise this authority, a General Extraordinary Stockholders’ Meeting of the Company will exercise such authority. For the purposes of this section, a Company subsidiary shall be any legal person or entity in which the Company may have voting right (as holder of certain number of shares or due to the value of partnership interests) that allow it to impose its decisions.

8. The authority to call ordinary, extraordinary or special Stockholders’ Meetings, in all instances provided for hereunder, or whenever the Board o Directors may deem it advisable; to set the date and time at which such meetings will be held, and to enforce their resolutions.

9. The authority to draw up internal labor regulations.

10. A power of attorney to appoint and remove the Company’s outside auditors.

11. A power of attorney to set up Company branches and agencies anywhere in the United Mexican States or abroad.

12. A power of attorney to carry out all of the acts authorized by these by-laws or deriving from the same.

13. To approve any transactions not in the ordinary course of business and that are contemplated to be carried out between the Company or its subsidiaries and stockholders with persons who are part of the management of the Company or its subsidiaries, or with whom such persons may have economic relations or, if such is the case, a relationship by blood or affinity up to the second degree, the spouse or the concubine.

14. A power of attorney to assign Company shares to Company officers and employees, pursuant to any Stock Option Plan.

15. A power of attorney to issue securities or to carry out any acts resulting in the issue of shares of the Company’s stock (including convertible debt, warrants, among others).

16. Subject to the limitations hereinafter set, a power of attorney to confer general and special powers of attorney and to delegate any on the authority granted pursuant to any and all of the above sections, except for those whose exercise is vested exclusively to the Board of Directors or to a General Extraordinary Stockholders’ Meeting of the Company, whether by law or by these by-laws, specifically, the authority referred to in sections 6 and 7 above, and to reserve at all times the exercise of said authorities. The Company’s Board of Directors will also have the fullest and unlimited authority to revoke any powers of attorney granted by the Company. In any event, the unanimous resolution of the Company’s Board of Directors will be necessary in order for the Company to grant any agency or power of attorney in any manner, whose purpose is to grant or confer the Company’s representation in order for any person to exercise, on behalf of the Company, the voting rights attendant to any and all shares or partnership interests held by the Company and issued by any civil or commercial company, at general or special, ordinary or extraordinary partners meetings, on the express understanding that only in the event that the Company’s Board of Directors fails to exercise such authority may such authority be exercised by a General Extraordinary Stockholders’ Meeting of the Company.

ARTICLE THIRTEENTH. The Chairman of the Board of Directors will chair all Board meetings, enforce the resolutions passed at Stockholders’ and Board of Directors’ Meetings without the need of a special resolution, and will have such other authority and duties as are set forth in the General Business Company Act and those expressly conferred upon him by the Board of Directors.

BOARD OF DIRECTORS’ MEETINGS

ARTICLE FOURTEENTH. The Board of Directors must meet at least once every three months and at least once every year to determine, review and approve the Company’s medium- and long-term strategy, and the Company’s budget for the next fiscal year.

The Board of Directors’ meetings must be held at the Company’s domicile, unless the Board itself considers it advisable to hold them elsewhere in the United Mexican States or abroad.

The Board of Directors may meet whenever it is called by the Chairman, the Secretary, a Deputy Secretary, at least 25% of the members of the Board of Directors or any Company examiner. The notices for Board of Directors’ meetings must be sent to the Directors via mail, telegram, telefax or courier, at least five business days prior to the date set to hold each meeting. The notice to Directors who reside outside the corporate domicile must necessarily be sent via telegram or telefax, with the same advance time. The meetings may be held without a notice if all of the proprietary Board members or their deputies are present thereat.

The examiners must be called to attend Board of Directors’ meetings.

QUORUM AND RESOLUTIONS OF THE BOARD OF DIRECTORS

ARTICLE FIFTEENTH. The attendance of a majority of the Board of Directors’ members shall be required in order for Board Meetings to be regarded legally valid. The resolutions of the Board of Directors will be valid when passed by a majority vote of the members of the Board of Directors who are present; in the event of a tie, the Chairman of the Board of Directors will cast the tie-breaking vote. The foregoing notwithstanding, the unanimous resolution of all of the members of Directors of the Company shall be required to determine and decide how the voting rights attendant to any and all shares or partnership interests held by the Company and issued by any civil or commercial company, will be exercised at general or special, ordinary or extraordinary partners’ meetings. This authority will be vested exclusively on the Board of Directors. Likewise, the unanimously resolution of all of the members of the Board of Directors of the Company shall be necessary to enter into, amend, terminate, novate, extinguish, cancel, rescind, ratify and confirm each and all of the commercial, civil or any type of contracts or agreements to which the Company may be a party, pursuant to which the Company receives asset management or handling services of any kind. Likewise, and as concerns any Company subsidiary, the termination of each and all of the commercial, civil or any other type of contracts or agreements to which any Company subsidiary may be a party, pursuant to which any Company subsidiary receives asset management or handling services, will be resolved and expressly approved by a unanimous resolution of all of the members of the Company’s Board of Directors, and only in the event that the Company’s Board of Directors fails to exercise such authority will such authority be exercised by a General Extraordinary Stockholders’ Meeting of the Company. For the purposes of this Article, a Company subsidiary will be any legal person or entity in which the Company holds such voting rights (as holder of a certain number of shares or due to the value of partnership interests) as allow it to impose its decisions.

Upon the end of each Board of Directors’ Meeting, the text of the resolutions and decisions passed by said Board will be submitted to the members of the Board of Directors who attended the meeting for approval. Once such resolutions and decisions have been approved, they must be included in the minutes that may be drawn up of the meeting, which will be transcribed on the minute book carried for such purpose, and which will be signed by the Chairman and the Secretary of the meeting. The Examiners who attended the meeting may also but need not sign the minutes.

The resolutions of the Board of Directors will be validly passed without the need to hold a Board of Directors’ meeting, pursuant to Article 143 of the General Business Company Act, provided that (i) they have the affirmative vote of all of the propriety members of the Board of Directors or their deputies, and (ii) the resolutions are confirmed in writing.

CHAPTER IV

SURVEILLANCE

ARTICLE SIXTEENTH. The Company’s surveillance will be entrusted to one or more Examiners and their deputies, appointed by a General Stockholders’ Meeting.

Any stockholder or group of stockholders accounting for 10% of the Company’s shares of stock will be entitled to appoint an Examiner and, if proper, his respective deputy, whose appointments may not be revoked unless the appointment of all the other Examiners is revoked.

The Examiner or Examiners need not be Company stockholders, will hold office from one year and may be reelected, but in any event will hold office until their successors have taken office.

The Examiner or Examiners will have the authority and duties listed in Article 166 of the General Business Company Act, and those delegated upon them by a General Stockholders’ Meeting.

The Examiners must be called to attend the meetings of the Board of Directors

The Examiners will guarantee fulfillment of their duties as determined by a General Ordinary Stockholders’ Meeting.

The holders of voting or non-voting stock that account for at least 10% of the capital stock may appoint an Examiner. The appointment of the Examiner appointed by the stockholders to which this paragraph refers may be revoked only if the appointment of the other examiners is also revoked.

CHAPTER V

STOCKHOLDERS’ MEETINGS

ARTICLE SEVENTEENTH. The supreme authority of the Company lies with Stockholders’ Meetings, which will be held at Company’s domicile. They will be General Extraordinary and General Ordinary Stockholders’ Meetings.

The General Extraordinary Stockholders’ Meetings shall be those called to address any issue listed in Article 182 of the General Business Company Act and any other issues reserved to General Extraordinary Stockholders’ Meetings pursuant to these by-laws.

A General Ordinary Stockholders’ Meeting must be held at least once every year, within four months following the closing of each fiscal year. Besides the issues listed on the agenda, the following issues must be addressed: (i) the issues listed on Article 181 of the General Business Company Act; (ii) the appointment of the members of the Board of Directors and the Examiners; and (iii) the determination of their remuneration.

For the purposes of Article 181 of the General Business Company Act, it will be enough that any of the Examiners file his report in order for a General Ordinary Stockholders’ Meeting to be held and in order for its resolutions to be valid if passed pursuant to the provisions of these by-laws and of the applicable laws.

NOTICES

ARTICLE EIGHTEENTH. The notices for Stockholders’ Meetings must be issued by the Board of Directors or any Examiner. The stockholders who account for at least 10% of the capital stock may ask in writing at any time that the Board of Directors or to [sic] any Examiner issue a notice for a Stockholders’ Meeting in order to address the issues listed in their request.

A stockholder who owns one share will have the same rights in any of the events to which Article 185 of the General Business Company Act refers and pursuant to the procedure set in that Article.

ARTICLE NINETEENTH. The notices for Stockholders’ Meetings must be published on the Official Gazette of the Federation and/or one of the largest circulation dailies at the Company’s domicile, at least fifteen days prior to the date set to hold each meeting. The notice will contain the Agenda and must be signed by whoever issues it, on the understanding that if the Board of Directors issues the notice, the signature of the Chairman, the Secretary or any Deputy Secretary will be enough.

The documents related to any of the items of the agenda must be made available to the stockholders at least 15 days in advance.

The Stockholders’ Meetings may be held without a prior notice if all of the shares are represented at the time of voting.

ATTENDANCE

ARTICLE TWENTIETH. In order to attend Stockholders’ Meetings, the stockholders must produce the corresponding admission card, which will be issued only upon request of any persons recorded as stockholders in the Company’s stock transfer book, provided that the request is made at lest 48 hours before the time set to hold each Stockholders’ Meeting, accompanied by the provisional or permanent stock certificates, or else by proof of deposit of such provisional or permanent stock certificates, issued by a qualified institution.

For the purposes of attending Stockholders’ Meetings, the Stock Transfer Book will be closed 48 hours before the date set to hold the corresponding Stockholders’ Meeting.

Any shares of stock which are deposited in order to be entitled to attend a Stockholders’ Meeting will be returned only after the meeting has been held, by surrendering the proof of deposit issued to the stockholders for the shares.

REPRESENTATION OF STOCKHOLDERS

ARTICLE TWENTY FIRST. The stockholders may be represented at Stockholders’ Meetings by such person or persons as they designate by means of a letter proxy signed before two witnesses or by means of a power of attorney granted in the form drawn up by the Company. The members of the Board of Directors and the Examiner or Examiners may not represent Company stockholders at any Stockholders’ Meeting.

Pursuant to Article 178 of the General Business Company Act, resolutions of Stockholders’ Meetings will be validly passed without the need to hold an actual Stockholders’ Meeting provided that (i) they are passed with the affirmative vote of all of the stockholders, and (ii) they are confirmed in writing. The resolutions will be valid after the Secretary can provide written proof of the resolutions passed pursuant to the text that was circulated for that purpose.

ARTICLE TWENTY SECOND. The Stockholders’ Meetings will be chaired by the Chairman of the Board of Directors, or, in his absence, by his deputy and in the absence of both, by a person appointed by a majority vote of the stockholders who are present. The Secretary of the Board of Directors or, in his absence, any Deputy Secretary will act as secretary, and, in the absence of both, the person designated by a majority vote of the stockholders present at the meeting will act as secretary.

The minutes of Stockholders’ Meetings will be transcribed on the respective minute book and will be signed by the Chairman and Secretary of the Meetings. The Examiners who attended the meeting may also but need not sign the corresponding minutes.

QUORUM AND RESOLUTIONS PASSED AT ORDINARY STOCKHOLDERS’ MEETINGS

ARTICLE TWENTY THIRD. In order for a General Ordinary Stockholders’ Meeting to be regarded as legally convened pursuant to a first notice, at least 50% plus one of the outstanding shares must be represented thereat.

In the event of a second or later notice, the Ordinary Stockholders’ Meetings may be held validly regardless of the number of shares represented at the meetings.

In order for resolutions to be validly passed at a General Ordinary Stockholders’ Meeting held pursuant to a first or later notice, the attendance and favorable vote of a majority of the shares present at the meeting shall be required.

QUORUM AND RESOLUTIONS PASSED AT EXTRAORDINARY STOCKHOLDERS’ MEETINGS

ARTICLE TWENTY FOURTH. In order for a General Extraordinary Stockholders’ Meeting to be regarded legally convened pursuant to a first notice, at least 75% of the outstanding shares must be presented thereat.

General Extraordinary Stockholders’ Meetings may be validly held pursuant to a second or later notice if at least 50% plus one of the outstanding shares are represented thereat.

In order for resolutions to be validly passed at a General Extraordinary Stockholders’ Meeting held pursuant to a first or later notice, the favorable vote of a majority of the capital stock at the meeting shall be required.

CHAPTER VI

FINANCIAL INFORMATION

ARTICLE TWENTY FIFTH. Within three months following the end of each fiscal year, the Board of Directors will prepare at least the following financial information:

1. A Board of Directors’ report on the Company’s business during the fiscal year, as well as a report on the policies followed by the Board of Directors and, if proper, on the major existing projects.

2. A report that declares and explains the principal accounting and reporting policies and criteria followed to prepare the financial information;

3. A statement showing the Company’s financial condition as of the end of the fiscal year;

4. A statement that shows and duly explains and classifies the Company’s results during the fiscal year;

5. A statement showing the changes in the Company’s financial condition during the fiscal year;

6. A statement showing the changes in the capital stock that took place during the fiscal year; and

7. Such notes as may be necessary to complete or clarify the information provided by the above listed statements.

ARTICLE TWENTY SIXTH. The report to which the preceding Article refers, together with the Examiner’s or Examiners’ report, must be completed and made available to the stockholders, together with any supporting documentation, at least fifteen days prior to the date set to hold the Stockholders’ Meeting that will address them. The stockholders will be entitled to receive a copy of such reports.

PROFITS AND LOSSES

ARTICLE TWENTY SEVENTH. Once the legal deductions have been made, such as but not limited to the reserve to pay income tax, the net profits of the year reflected on the financial statements approved by a Stockholders’ Meeting will be applied as follows:

1. 5% to the legal reserve fund, until the same equals at least 20% of the capital stock;

2. The percentage that a Stockholders’ Meeting determines will be set aside to create, increase and replenish the reserve to repurchase the Company’s own shares, and the capital reserves, contingency fund [fondo de previsión], reinvestment fund and such special reserve funds as may be deemed advisable; and

3. The balance, if any, will be applied as determined by a General Ordinary Stockholders’ Meeting.

The losses, if any, will be borne by the stockholders in proportion to the number of shares they own and up to the value thereof that they paid.

ARTICLE TWENTY EIGHTH. Any dividends that remain uncollected for five years following the date on which payment of the dividends commenced, are deemed waived in favor of the Company, according to the current laws, and must be credited to the ordinary reserve fund.

CHAPTER VII

DISSOLUTION AND LIQUIDATION

ARTICLE TWENTY NINTH. The Company will be dissolved in any of the events listed on Article 229 of the General Business Company Act.

ARTICLE THIRTY. Once the Company has been dissolved, it will be put in liquidation, which will be entrusted to such person or persons as are determined by a General Extraordinary Stockholders’ Meeting.

ARTICLE THIRTY FIRST. The Company’s liquidation will be effected pursuant to the resolutions passed by the stockholders upon resolving or declaring the Company’s dissolution. In want of special resolutions of a Stockholders’ Meeting, the liquidation will be effected pursuant to the provisions of the respective Chapter of the General Business Company Act.

CHAPTER VIII

FISCAL YEARS

ARTICLE THIRTY SECOND. The fiscal years will run from January 1st to December 31st of each year.